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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of Trycera Financial Inc., with respect to our report dated February 7, 2008 on the financial statements included in the Annual Report (Form10-KSB), for the fiscal year ended December 31, 2007.

/s/ Chisholm, Bierwolf & Nilson
Chisholm, Bierwolf & Nilson
Bountiful, Utah
June 4, 2008